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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEST BUY CO., INC. 7601 Penn Avenue South Richfield, Minnesota 55423

NOTICE OF 2005 REGULAR MEETING OF SHAREHOLDERS

Time:	9:30 a.m., Central Daylight Time, on Thursday, June 23, 2005
Place:	Best Buy Corporate Campus — Theater 7601 Penn Avenue South Richfield, Minnesota 55423
Items of Business:	1.	To elect six Class 2 directors to serve on our Board of Directors for a term of two years.
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.
	3.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you are a shareholder of record of Best Buy Co., Inc. as of the close of business on Monday, April 25, 2005.
Proxy Voting:	Your vote is important. You may vote via proxy:
		1.	By visiting www.proxyvote.com on the Internet;
		2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
		3.	By signing and returning the enclosed proxy card.

Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

By Order of the Board of Directors

Minneapolis, Minnesota May 20, 2005	Elliot S. Kaplan Secretary

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will provide all future proxy voting materials and annual reports to you electronically. You may enroll for electronic delivery of future Best Buy shareholder materials at www.BestBuy.com—under "Company Information," select the "For Our Investors" link and then the "Click Here to Enroll" link in the middle of the page. Your consent to receive shareholder materials electronically will remain in effect until canceled by you.

TABLE OF CONTENTS

GENERAL INFORMATION	3
Background	3
Voting Procedure	3
Proxy Solicitation	5
CORPORATE GOVERNANCE AT BEST BUY	6
Committees of the Board	6
Board Meetings and Attendance	7
Director Nomination Process	8
Director Independence	8
Executive Sessions of Non-Management Directors	9
Communications with the Board of Directors	9
Director Orientation and Continuing Education	9
Compensation of Directors	10
Directors' Non-Qualified Stock Option Plan	10
ITEM 1 — ELECTION OF DIRECTORS	11
General Information	11
Board Structure	11
Voting Information	11
Board Voting Recommendation	12
Nominees and Directors	12
Legal Proceedings	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	17
EXECUTIVE COMPENSATION	18
Compensation and Human Resources Committee Report on Executive Compensation	18
Summary Compensation Table	23
Stock Option Grants in Fiscal 2005	24
Option Exercises During Fiscal 2005 and Value of Options at End of Fiscal 2005	25
Equity Compensation Plan Information	25
Retirement Plans	26
Deferred Compensation Plan	26
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	27
BEST BUY STOCK COMPARATIVE PERFORMANCE GRAPH	30
AUDIT COMMITTEE REPORT	31
Change in Certifying Accountant	31
Pre-Approval Policy	32
ITEM 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33
Principal Accountant Fees and Services	33
Board Voting Recommendation	33
OTHER BUSINESS	34
PROPOSALS FOR THE NEXT REGULAR MEETING	34

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

PROXY STATEMENT

REGULAR MEETING OF SHAREHOLDERS — JUNE 23, 2005

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Best Buy Co., Inc. ("Best Buy" or "we" or "us") Board of Directors (the "Board") to be voted at our 2005 Regular Meeting of Shareholders (the "Meeting") to be held on Thursday, June 23, 2005, at 9:30 a.m., Central Daylight Time, at the Best Buy Corporate Campus Theater, 7601 Penn Avenue South, Richfield, Minnesota, or at any postponement or adjournment of the Meeting. The mailing of proxy materials to shareholders will commence on or about May 20, 2005.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2005 Regular Meeting of Shareholders (the "Notice"), included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from shareholders.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of Best Buy Common Stock and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

Who may vote?

In order to vote at the Meeting, you must be a shareholder of Best Buy as of the record date for the Meeting.

When is the record date?

The Board has established April 25, 2005, as the record date for the Meeting.

How many shares of Best Buy Common Stock are outstanding?

As of the record date, there were 327,786,000 shares of Best Buy Common Stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedure

On what items of business am I voting?

You are being asked to vote on the following items of business:

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  The election of six Class 2 directors for a term of two years;

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  The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year; and

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  Such other business as may properly come before the Meeting.

How do I vote?

You may vote:

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  Via the Internet at www.proxyvote.com;

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  By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

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  By signing and returning the enclosed proxy card; or

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  By attending the Meeting and voting in person.

We encourage you to take advantage of the option to vote your shares electronically through the Internet or by telephone. Doing so will result in cost savings for us.

How are my voting instructions carried out?

When you vote via proxy, you appoint Richard M. Schulze and Elliot S. Kaplan (the "Proxy Agents") as your representatives at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board's recommendations. With proxy voting, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Notice, the Proxy Agents will vote the shares subject to your proxy at their discretion.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum, which means that a majority of the outstanding shares of our Common Stock that are entitled to vote are present at the Meeting. Your shares will be counted as present at the Meeting if you:

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  Vote via the Internet or by telephone;

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  Properly submit a proxy card (even if you do not provide voting instructions); or

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  Attend the Meeting and vote in person.

How many votes are required to approve an item of business?

Pursuant to our Amended and Restated Bylaws, each item of business to be voted on at the Meeting requires the affirmative vote by the holders of a majority of the shares of Best Buy Common Stock present at the Meeting and entitled to vote. The election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm are "routine" matters under New York Stock Exchange ("NYSE") rules. The NYSE rules allow brokerage firms to vote their clients' shares on routine matters if the clients do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a "broker non-vote"), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting, but will not be counted in determining the number of shares voted for or against the matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum and will have the same effect as votes against a proposal.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted by:

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  Submitting a later-dated proxy prior to the Meeting (by mail, Internet or telephone);

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  Voting in person at the Meeting; or

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  Providing written notice to Best Buy's Secretary at our principal offices.

Where can I find the voting results of the Meeting?

We will announce the preliminary voting results at the Meeting. We will publish the final voting results in our Quarterly Report on Form 10-Q for our second fiscal quarter ending August 27, 2005. Our Quarterly Report on Form 10-Q is required to be filed with the Securities and Exchange Commission ("SEC") within 40 days of the end of the fiscal quarter.

Proxy Solicitation

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward proxy materials and annual reports to the beneficial owners of our Common Stock. We expect to solicit proxies primarily by mail, but directors, officers and other employees of Best Buy may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Directors and employees of Best Buy do not receive additional compensation for soliciting shareholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges.

Can I receive the proxy materials electronically?

Yes. We are pleased to offer shareholders the choice to receive our proxy materials electronically over the Internet instead of receiving paper copies through the mail. Choosing electronic delivery will save us the costs of printing and mailing these materials. Our fiscal 2005 annual report and proxy statement are being mailed to all shareholders who have not already elected to receive these materials electronically. If you are a shareholder of record and would like to receive these materials electronically in the future, you may enroll for this service on the Internet after you vote your shares in accordance with the instructions for Internet voting set forth on the enclosed proxy card.

You may also enroll for electronic delivery of future Best Buy shareholder materials at any time on our Web site at www.BestBuy.com—under "Company Information," select the "For Our Investors" link and then the "Click Here to Enroll" link in the middle of the page. As with all Internet usage, the user must pay all access fees and telephone charges. An electronic version of this proxy statement is posted on our Web site at www.BestBuy.com — under "Company Information," select the "For Our Investors" link and then either the "SEC Filings" link or the "Corporate Governance" link.

CORPORATE GOVERNANCE AT BEST BUY

The Board is elected by the shareholders to oversee our business and affairs. In addition, the Board advises management regarding a broad range of subjects including Best Buy strategies and operating plans. Members of the Board monitor and evaluate our business performance through regular communication with our Chief Executive Officer and other members of management, and by attending Board and Board committee meetings.

The Board believes in the value of effective corporate governance and adherence to high ethical standards. As such, the Board has adopted Corporate Governance Principles and The Code of Business Ethics, both of which are posted on our Web site at www.BestBuy.com — under "Company Information," select the "For Our Investors" link and then the "Corporate Governance" link.

Committees of the Board

The Board has five committees: Audit Committee; Compensation and Human Resources Committee; Finance and Investment Policy Committee; Long-Range and Strategic Planning Committee; and Nominating, Corporate Governance and Public Policy Committee.

The charters of the Audit Committee, Compensation and Human Resources Committee, and Nominating, Corporate Governance and Public Policy Committee are posted on our Web site at www.BestBuy.com — under "Company Information," select the "For Our Investors" link and then the "Corporate Governance" link. The charters include information regarding the committees' composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation and Human Resources Committee, and Nominating, Corporate Governance and Public Policy Committee qualify as independent directors as defined under the SEC and NYSE corporate governance rules, as applicable.

The Board committees have responsibilities as follows:

Audit Committee. — This committee discharges the Board's oversight responsibility to the shareholders and the investment community regarding: i) the integrity of our financial statements and financial reporting processes; ii) our internal accounting systems, and financial and operational controls; iii) the qualifications and independence of the independent registered public accounting firm; iv) the performance of our internal audit function and our independent registered public accounting firm; and v) our compliance with ethics programs, including The Code of Business Ethics, and legal and regulatory requirements.

In carrying out these duties, this committee maintains free and open communication between the Board, our independent registered public accounting firm, our internal auditors and management. This committee meets with management, the internal audit staff and the independent registered public accounting firm at least quarterly. In addition, this committee conducts quarterly conference calls with management and the independent registered public accounting firm prior to our earnings releases to discuss quarterly reviews and the fiscal year-end audit.

Compensation and Human Resources Committee. — The responsibilities of this committee are to: i) determine and approve the Chief Executive Officer's compensation and benefits package; ii) determine and approve executive and director compensation; iii) appoint officers at the level of senior vice president and above, other than the Chief Executive Officer; iv) oversee incentive compensation, equity-based compensation and other employee benefit plans; v) oversee our human capital policies and programs; and vi) oversee the development of executive succession plans.

Finance and Investment Policy Committee. — This committee advises the Board regarding our financial policies and financial condition to help enable us to achieve our long-range goals. This committee evaluates and monitors the: i) protection and safety of our cash and investments; ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; iii) maintenance of adequate liquidity to support our activities; iv) assessment of the cost and availability of capital; and v) alignment of our strategic goals and financial resources.

Long-Range and Strategic Planning Committee. — This committee works with management to develop our long-range plans. These plans may include forming strategic alliances, acquiring other companies, diversifying or eliminating product lines and expanding into new markets. This committee also reviews our long-term financial objectives and long-term development concepts. Additional information on our strategic planning process is posted on our Web site at www.BestBuy.com — under "Company Information," select the "For Our Investors" link and then the "Corporate Governance" link.

Nominating, Corporate Governance and Public Policy Committee. — This committee discharges the Board's responsibilities related to general corporate governance, including Board organization, membership, training and evaluation. It also reviews and recommends to the Board corporate governance principles and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For additional information regarding our director nomination process, see Director Nomination Process on page 8.

Board Meetings and Attendance

The Board held five regular meetings and two special meetings during the fiscal year ended February 26, 2005. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he or she served. The average attendance by directors at Board and Board committee meetings was 97%. Our Board does not have a formal policy relating to Board member attendance at regular meetings of shareholders; however, our directors generally attend the meeting each year. Each of the directors attended the 2004 Regular Meeting of Shareholders.

The following table shows the date each committee was established, the number of meetings held in fiscal 2005 and the names of the directors serving on each committee as of May 1, 2005.

Committee	Date Established	Number of Meetings During Fiscal 2005	Members

Audit	June 1, 1984	17	Hatim A. Tyabji* Robert T. Blanchard Matthew H. Paull Frank D. Trestman
Compensation and Human Resources	February 13, 1997	9	Frank D. Trestman* Kathy J. Higgins Victor James C. Wetherbe
Finance and Investment Policy	February 13, 1997	10	Elliot S. Kaplan* Allen U. Lenzmeier Matthew H. Paull Mary A. Tolan
Long-Range and Strategic Planning	February 13, 1997	1	James C. Wetherbe* Bradbury H. Anderson Elliot S. Kaplan Richard M. Schulze Hatim A. Tyabji
Nominating, Corporate Governance and Public Policy	February 13, 1997	7	Robert T. Blanchard* Kathy J. Higgins Victor Ronald James

*
Committee Chairman

Director Nomination Process

The Nominating, Corporate Governance and Public Policy Committee is responsible for screening and recommending director candidates to the full Board for nomination. When there is an opening on the Board, the Nominating, Corporate Governance and Public Policy Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When the Board elects to fill a vacancy on the Board, the committee will announce the open position and post any additional search criteria on our Web site at www.BestBuy.com — under "Company Information," select the "For Our Investors" link and then the "Corporate Governance" link. When appropriate, the committee will also engage an independent third-party search firm. The committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

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  High professional and personal ethics and values;

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  A strong record of significant leadership and meaningful accomplishments in his or her field;

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  Broad policy-making experience;

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  The ability to think strategically;

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  Sufficient time to carry out the duties of Board membership; and

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  A commitment to enhancing shareholder value and representing the interests of all shareholders.

Candidates are evaluated based on these qualification standards and the current needs of the Board.

All shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our Web site. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent as follows:

  Chairman, Nominating, Corporate Governance and Public Policy Committee
  c/o Mr. Joseph M. Joyce
  Senior Vice President, General Counsel and Assistant Secretary
  Best Buy Co., Inc.
  7601 Penn Avenue South
  Richfield, Minnesota 55423

Director Independence

With the adoption of our Corporate Governance Principles, the Board established independence standards in accordance with the requirements of the SEC and NYSE corporate governance rules, as applicable. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with Best Buy (directly, or as a partner, shareholder or officer of an organization that has a relationship with Best Buy). In addition, no director or director nominee may be deemed independent if the director or director nominee

— has in the past three years:

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  Received (or whose immediate family member has received as a result of service as an executive officer) more than $100,000 per year in direct compensation from Best Buy, other than director or committee fees and certain pension payments and other deferred compensation;

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  Been an employee of Best Buy;

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  Had an immediate family member who was an executive officer of Best Buy;

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  Worked on (or whose immediate family member has worked on) our audit as a partner or an employee of our internal or independent auditor, or is currently a partner or employee of such firm (or whose immediate family member is currently employed in the audit, assurance or tax compliance practice of such firm); or

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  Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of Best Buy; or

— is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to Best Buy, or receives payments from Best Buy, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director, with the exception of Messrs. Schulze, Anderson, Lenzmeier and Kaplan, is independent. A majority of our Board members is independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with the directors. The Board also reviewed the relationships between Best Buy and companies with which our directors are affiliated.

Executive Sessions of Non-Management Directors

In order to promote open discussion among non-management directors, the Board has a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting, as requested by any non-management director. The Secretary, who is a non-management director, presides over such executive sessions.

Communications with the Board of Directors

Shareholders who wish to contact the Board, any individual director, the non-management or independent directors as a group, or the Secretary who serves as the presiding director over the non-management executive sessions of the Board, are welcome to do so in writing, addressed to such person(s) in care of:

  Mr. Joseph M. Joyce
  Senior Vice President, General Counsel and Assistant Secretary
  Best Buy Co., Inc.
  7601 Penn Avenue South
  Richfield, Minnesota 55423

Mr. Joyce will forward all written shareholder correspondence to the appropriate Board member(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Joyce may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within Best Buy for review and possible response. Comments or questions regarding Best Buy's accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating, Corporate Governance and Public Policy Committee.

Director Orientation and Continuing Education

Our Nominating, Corporate Governance and Public Policy Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans; significant financial, accounting and risk management issues; compliance programs and other controls; policies; and principal officers and internal auditors, as well as our independent registered public accounting firm. The orientation also addresses Board procedures, directors' responsibilities, our Corporate Governance Principles and our Board committee charters. We also offer continuing education programs to assist the directors in maintaining their expertise in these areas.

Compensation of Directors

Compensation of our directors is reviewed and determined by the Compensation and Human Resources Committee on an annual basis, with consideration given to industry comparisons of directors' compensation. A portion of director compensation is linked to our stock performance in the form of initial and annual stock option grants. Employee directors do not receive any cash compensation for their services as directors. The cash compensation for non-employee directors who serve during only a portion of a fiscal year is prorated.

The cash compensation for the fiscal year ended February 26, 2005, for each of our non-employee directors consisted of:

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  An annual retainer of $40,000 for service as a director, plus expenses;

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  An annual retainer of $10,000 for serving as chairman of the Audit Committee or the Compensation and Human Resources Committee;

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  An annual retainer of $5,000 for serving as chairman of any committee other than the Audit Committee or the Compensation and Human Resources Committee;

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  $2,000 for each Board meeting attended in person, plus an additional $2,000 per day if a meeting extends beyond one day;

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  $1,000 for each Board meeting attended via conference call;

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  $1,000 for each committee meeting attended in person; and

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  $500 for each committee meeting attended via conference call.

On April 19, 2004, we granted each then-serving director, other than management directors who are eligible to participate in Best Buy's equity-based compensation plan for employees, an option to purchase 7,500 shares of Best Buy Common Stock at an exercise price of $53.00 per share under the Best Buy Co., Inc. 1997 Directors' Non-Qualified Stock Option Plan (the "1997 Directors' Plan"), which is described below. On May 1, 2004, we granted to each of Mr. James and Ms. Tolan an option to purchase 7,500 shares of Best Buy Common Stock at an exercise price of $54.25 per share under the 1997 Directors' Plan. As of February 26, 2005, directors, including directors who are employees of Best Buy, had options outstanding under the 1997 Directors' Plan to purchase a total of 639,250 shares of Best Buy Common Stock at exercise prices ranging from $2.13 to $54.25 per share. The exercise prices for 1997 Directors' Plan options were based on the closing prices of Best Buy Common Stock, as quoted on the NYSE, on the dates of grant. During fiscal 2005, Ms. Higgins Victor, and Messrs. Kaplan, Schulze, Trestman, Tyabji and Wetherbe, realized appreciation of $121,073, $1,764,900, $1,476,918, $305,410, $119,400 and $169,840, respectively, from the exercise of options.

Directors' Non-Qualified Stock Option Plan

The 1997 Directors' Plan authorized us to issue options to purchase a total of 4.2 million shares of Best Buy Common Stock. As of February 26, 2005, we had granted options to purchase a total of 1,216,250 shares of Best Buy Common Stock pursuant to this plan. Options granted pursuant to the 1997 Directors' Plan vested immediately upon grant and can generally be exercised over a 10-year period. During fiscal 2005, the 1997 Directors' Plan was terminated and replaced by the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan. No further options will be granted pursuant to the 1997 Directors' Plan. However, outstanding options under this plan will expire at the end of their original term.

ITEM 1—ELECTION OF DIRECTORS

General Information

Our Amended and Restated Bylaws provide that the Board may consist of a maximum of 13 directors, six of whom are designated as Class 1 directors and seven of whom are designated as Class 2 directors. Directors are elected for a term of two years, and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years.

Board Structure

Our Board is committed to having a sound governance structure that promotes the best interests of all Best Buy shareholders. To that end, our Board has evaluated and actively continues to examine emerging corporate governance trends and best practices. Shareholder perspectives play an important role in that process. The level of importance afforded to shareholder perspectives by our Board is evident upon a closer review of the Board's governance structure. Some key points regarding that structure are as follows:

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  We believe that a two-year term structure allows our directors to have a longer-term orientation to our business and encourages long-term, strategic thinking. At the same time, this structure holds our directors accountable to shareholders, as the entire Board is subject to re-election as early as 53 weeks from any Regular Meeting of Shareholders. Moreover, we believe that the two-year term promotes continuity and fosters an appropriate "institutional memory" among Board members.

  •
  Our Board is predominantly independent. Of our 12 directors, only three are Best Buy employees (including our Chairman of the Board, who is a founder of Best Buy and our largest shareholder). Further, the Board has affirmatively determined that eight of its 12 directors are independent under SEC and NYSE corporate governance rules, as applicable.

  •
  We have separated the roles of Chairman of the Board and Chief Executive Officer. This separation allows our Chairman to focus exclusively on the Board's oversight responsibilities, while allowing our Chief Executive Officer to remain focused on management's execution of company strategies.

  •
  Our Board is very active. Nine of our 12 Board members had 100% attendance records during fiscal 2005 (including Board committee meetings), and the remaining three Board members had attendance of at least 85%.

We believe our current Board structure serves the interests of shareholders by balancing Board continuity and the promotion of long-term thinking with the need for director accountability.

Voting Information

You may vote for all, some or none of the nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Amended and Restated Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is required to elect each director nominee.

IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Board Voting Recommendation

Management and the Board recommend that shareholders vote FOR the re-election of Ronald James, Elliot S. Kaplan, Matthew H. Paull, Richard M. Schulze, Mary A. Tolan and Hatim A. Tyabji as Class 2 directors. If elected, each will hold office until the election of directors at the 2007 Regular Meeting of Shareholders and until his or her successors have been duly elected and qualified, or until his or her earlier death, resignation or removal. All of the nominees are currently members of the Board.

Nominees and Directors

There are no family relationships among the nominees or between any nominee and any of our other directors.

On February 8, 2005, Robert T. Blanchard, a Class 2 director, notified our Chairman of the Board that he planned to retire as a director and not stand for re-election at the Meeting. Mr. Blanchard intends to serve the remainder of his term as a director through the Meeting date. The Board does not currently intend to fill the vacancy created by Mr. Blanchard's retirement.

Nominees for Class 2 Directors
(ages as of February 26, 2005)

Ronald James, 54, has been a director since May 2004. Since 2000, he has served as president and chief executive officer of the Center for Ethical Business Cultures ("CEBC") in Minneapolis, Minnesota, which assists business leaders in building ethical and profitable business cultures at the enterprise, community and global levels. From 1996 to 1998, he was president and chief executive officer of the Human Resources Group, a division of Ceridian Corporation in Minneapolis. From 1971 to 1996, he was employed by U.S. West Communications, Inc. (now Qwest), most recently serving as Minnesota's top executive officer. He serves on the boards of Tamarack Funds, an investment fund of RBC Dain Rauscher, Inc.; Bremer Financial Corporation; and Allina Hospitals and Clinics. He is a former director of St. Paul Companies (now St. Paul Travelers), Ceridian Corporation and Automotive Industries. Finally, Mr. James serves on the boards of the Greater Twin Cities United Way and the St. Paul Travelers Foundation.

Elliot S. Kaplan, 68, has been a director and Secretary since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, which serves as our primary outside general counsel. He is also a director of infoUSA, Inc. and an owner and director of the Bank of Naples in Naples, Florida. In addition, he serves on the board of trustees of The Minneapolis Institute of Arts and the Executive Committee of the University of Minnesota Foundation.

Matthew H. Paull, 53, has been a director since September 2003. He is corporate senior executive vice president and chief financial officer for McDonald's Corporation. Prior to joining McDonald's Corporation in 1993, he was a partner at Ernst & Young LLP, specializing in international tax. He is a trustee of the Ravinia Festival Association and an advisory council member for the Federal Reserve Bank of Chicago.

Richard M. Schulze, 64, is a founder of Best Buy. He has been an officer and director from our inception in 1966 and currently is Chairman of the Board. Effective in June 2002, he relinquished the duties of Chief Executive Officer, an office he had held since February 1983. He is on the Board of Trustees of the University of St. Thomas, chairman of its Executive and Institutional Advancement Committee, and a member of its Board Affairs Committee. Mr. Schulze is also chairman of the Board of Governors of the University of St. Thomas Business School.

Mary A. Tolan, 44, has been a director since May 2004. She is chief executive officer of Accretive Health, a patient access and revenue cycle service company for health care providers located in Chicago, Illinois. Prior to joining Accretive Health in November 2003, she was a partner at Accenture Ltd, a global management consulting, technology services and outsourcing company, holding positions of corporate development officer and group chief executive among others. She serves on the council for the Graduate

School of Business at the University of Chicago and on the board of the Lyric Opera in Chicago.

Hatim A. Tyabji, 59, has been a director since April 1998. Since July 2001, he has been executive chairman of Bytemobile, Inc., a wireless Internet infrastructure provider in Mountain View, California. From 1998 to 2000, he served as chairman and chief executive officer of Saraïde, Inc., a provider of Internet and wireless data services; and from 1986 to 1998, as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc., a global transaction automation enterprise. He is chairman of DataCard Group, and a director of Merchant e-Solutions and eFunds. He also serves as Ambassador at Large for Benchmark Capital.

Class 1 Directors — Terms Expire in 2006
(ages as of February 26, 2005)

Bradbury H. Anderson, 55, has been a director since August 1986 and is currently our Vice Chairman and Chief Executive Officer. He assumed the responsibility of Chief Executive Officer in June 2002, having previously served as President and Chief Operating Officer since April 1991. He has been employed in various capacities with us since 1973. In addition, he serves on the board of the Retail Industry Leaders Association, as well as on the boards of the American Film Institute, Junior Achievement, Minnesota Public Radio and Waldorf College.

Kathy J. Higgins Victor, 48, has been a director since November 1999. She is the founder and president of Centera Corporation, an executive development and leadership coaching firm located in Minneapolis, Minnesota. From 1991 to 1994, she was the senior vice president of human resources at Northwest Airlines, Inc., and prior to that held senior executive positions at The Pillsbury Company and Burger King Corporation. She is on the Board of Trustees of the University of St. Thomas.

Allen U. Lenzmeier, 61, has been a director since February 2001. He joined us in 1984 and is currently our Vice Chairman. Prior to his promotion to his current position, he served as President and Chief Operating Officer from 2002 to 2004, President of Best Buy Retail Stores from 2001 to 2002 and as Executive Vice President and Chief Financial Officer from 1991 to 2001. He serves on the board of UTStarcom, Inc. He is also a national trustee for the Boys and Girls Clubs of America and serves on its Twin Cities board of directors, and serves on the board of the Catholic Community Foundation of the Archdiocese of St. Paul and Minneapolis. Mr. Lenzmeier has announced his intention to retire at the beginning of our fiscal year 2007, which commences on February 26, 2006.

Frank D. Trestman, 70, has been a director since December 1984. He is president of Trestman Enterprises, an investment and business development firm in Minneapolis, Minnesota, and chairman of The Avalon Group, a real estate development company in Minneapolis. From 1987 to 1989, he was a consultant to McKesson Corporation, a distributor of pharmaceutical products, and medical supplies and equipment. From 1983 to 1987, he was chairman of the board and chief executive officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business. He is a director of Metris Companies, Inc. He is also on the board of trustees of the Harry Kay Foundation and served on the board of governors of Abbott Northwestern Hospital in Minneapolis.

James C. Wetherbe, Ph.D., 56, has been a director since July 1993. Since 2000, he has been the Stevenson Professor of Management Information Systems at Texas Tech University. Prior to that, he was a professor of management information systems at the University of Minnesota and the Federal Express professor and director of the FedEx Center for Cycle Time Research at the University of Memphis. He is a leading consultant and lecturer on information technology and the author of 21 books and more than 200 articles in the field of management and information systems.

Legal Proceedings

In fiscal 2004, we were served with a shareholder derivative action venued in Hennepin County District Court, State of Minnesota, alleging that we made material misrepresentations between January 9, 2002, and August 7, 2002, that resulted in artificially inflated prices of our common stock. The plaintiffs claim violations of state law relative to fiduciary responsibilities, control and management of our company and unjust enrichment, and seek judgment in favor of Best Buy Co., Inc. against certain named officer and director defendants for damages, equitable relief and attorneys' fees, costs and expenses. A related case was dismissed with prejudice by the U.S. District Court for the District of Minnesota on April 12, 2005 and there will be no appeal of the dismissal. By agreement of the parties in the state case, the case has been on inactive status pending the federal court's decision on our Motion to Dismiss. If the plaintiffs don't agree to dismiss the state court action voluntarily, then we expect the named officer and director defendants to file a Motion to Dismiss. Based on our information and belief, the claims against the named officer and director defendants are without merit and, if necessary, will be vigorously defended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of Best Buy Common Stock beneficially owned as of February 26, 2005, by the Chief Executive Officer and each of the four other most highly compensated executive officers during the most recent fiscal year. The table provides similar information on each director including the director nominees, all directors and executive officers as a group, and each person we know who beneficially owns more than 5% of the outstanding shares of Best Buy Common Stock:

Name and Address(1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned

Bradbury H. Anderson Vice Chairman, Chief Executive Officer and Director	3,315,463(2)	1.00%
Richard M. Schulze Founder and Chairman of the Board	51,266,568(3)	15.55%
Allen U. Lenzmeier Vice Chairman and Director	1,718,356(4)	*
Darren R. Jackson Executive Vice President — Finance and Chief Financial Officer	192,588(5)	*
Brian J. Dunn President — Retail, North America	133,032(6)	*
Robert T. Blanchard Director	47,000(7)	*
Kathy J. Higgins Victor Director	33,820(8)	*
Ronald James Director	8,500(9)	*
Elliot S. Kaplan Secretary and Director	216,332(10)	*
Matthew H. Paull Director	13,500(11)	*
Mary A. Tolan Director	7,500(12)	*
Frank D. Trestman Director	225,250(13)	*
Hatim A. Tyabji Director	62,000(14)	*
James C. Wetherbe Director	49,300(15)	*
All directors and executive officers, as a group (25 individuals)	58,927,529(16)	17.67%
Capital Research & Management Co. 333 South Hope Street Los Angeles, CA 90071	35,491,900(17)	10.81%

*
Less than 1%.

(1)
The business address for all individuals is 7601 Penn Avenue South, Richfield, Minnesota 55423.

(2)
The figure represents (a) 1,232,355 outstanding shares owned by Mr. Anderson; (b) 225,226 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Anderson and his wife is the sole general partner and of which Mr. Anderson and his wife are limited partners individually; (c) 7,932 outstanding shares registered in the name of JPMorgan Chase Bank (the "Trustee"), and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Anderson; (d) 1,200 outstanding shares registered in the name of Mr. Anderson and held by him as custodian for the benefit of his children (Mr. Anderson has disclaimed beneficial ownership of these shares); and (e) options to purchase 1,848,750 shares, which he could exercise within 60 days of February 26, 2005.

(3)
The figure represents (a) 181,929 outstanding shares owned by Mr. Schulze; (b) 47,931,859 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze; (c) 1,374 outstanding shares held in Mr. Schulze's individual retirement account; (d) 888,611 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001; (e) 633,446 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (f) 168,208 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (g) 21,115 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (h) 1,150 outstanding shares held by Mr. Schulze's wife (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 6,102 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of trusts for the benefit of the children of Mr. Schulze's wife (Mr. Schulze has disclaimed beneficial ownership of these shares); (j) 118,344 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director; (k) 48,805 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Schulze; and (l) options to purchase 1,265,625 shares, which he could exercise within 60 days of February 26, 2005.

(4)
The figure represents (a) 1,118,056 outstanding shares owned by Mr. Lenzmeier; (b) 40,300 outstanding shares held by a private foundation of which Mr. Lenzmeier and his wife are the sole directors and officers; and (c) options to purchase 560,000 shares, which he could exercise within 60 days of February 26, 2005.

(5)
The figure represents (a) 40,990 outstanding shares owned by Mr. Jackson; (b) 805 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Jackson; and (c) options to purchase 150,793 shares, which he could exercise within 60 days of February 26, 2005.

(6)
The figure represents (a) 14,520 outstanding shares owned by Mr. Dunn; (b) 8,687 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Dunn; and (c) options to purchase 109,825 shares, which he could exercise within 60 days of February 26, 2005.

(7)
The figure represents (a) 2,000 outstanding shares owned by Mr. Blanchard; and (b) options to purchase 45,000 shares, which he could exercise within 60 days of February 26, 2005.

(8)
The figure represents (a) 3,820 outstanding shares owned by Ms. Higgins Victor; and (b) options to purchase 30,000 shares, which she could exercise within 60 days of February 26, 2005.

(9)
The figure represents (a) 1,000 outstanding shares owned by Mr. James; and (b) options to purchase 7,500 shares, which he could exercise within 60 days of February 26, 2005.

(10)
The figure represents (a) 141,332 outstanding shares owned by Mr. Kaplan; and (b) options to purchase 75,000 shares, which he could exercise within 60 days of February 26, 2005.

(11)
The figure represents (a) 1,000 outstanding shares owned by Mr. Paull; and (b) options to purchase 12,500 shares, which he could exercise within 60 days of February 26, 2005.

(12)
The figure represents options to purchase 7,500 shares, which Ms. Tolan could exercise within 60 days of February 26, 2005.

(13)
The figure represents (a) 112,250 outstanding shares owned by Mr. Trestman; (b) 50,000 outstanding shares registered in the name of Mr. Trestman's wife as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of these shares); and (c) options to purchase 63,000 shares, which he could exercise within 60 days of February 26, 2005.

(14)
The figure represents (a) 5,000 outstanding shares owned by Mr. Tyabji; and (b) options to purchase 57,000 shares, which he could exercise within 60 days of February 26, 2005.

(15)
The figure represents (a) 11,800 outstanding shares held in Dr. Wetherbe's individual retirement account; and (b) options to purchase 37,500 shares, which he could exercise within 60 days of February 26, 2005.

(16)
The figure represents (a) outstanding shares and options described in the preceding footnotes; (b) 223,344 outstanding shares owned by other executive officers; (c) options granted to other executive officers to purchase 928,508 shares, which they could exercise within 60 days of February 26, 2005; (d) 13,552 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of other executive officers; (e) 380,909 outstanding shares registered in the name of another executive officer as trustee of trusts for the benefit of such executive officer; (f) 87,298 outstanding shares registered in the name of another executive officer as trustee of trusts for the benefit of such executive officer's children; (g) 1,600 outstanding shares registered in the names of other executive officers' spouses; and (h) 3,109 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of an executive officer's spouse.

(17)
As reported on the owner's Schedule 13G that reported beneficial ownership as of January 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who own more than 10% of our Common Stock file initial reports of ownership with the SEC and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on our review of such Section 16(a) reports, management and the Board believe our directors, officers and owners of more than 10% of our outstanding equity securities complied with the reporting requirements during the fiscal year ended February 26, 2005.

EXECUTIVE COMPENSATION

Compensation and Human Resources Committee Report on Executive Compensation

Overview

The Compensation and Human Resources Committee is responsible for, among other things, the development and evaluation of our executive compensation policies and determining the compensation paid to our Chief Executive Officer and other executive officers.

The committee oversees the management and administration of all executive compensation programs, including our qualified and non-qualified employee benefit plans. We currently maintain a variety of compensation and benefit plans in which our executive officers and other selected employees participate. These plans include the 2004 Omnibus Stock and Incentive Plan (the "2004 Omnibus Plan"); our Long-Term Incentive Program (the "LTIP"); our Executive Officer Short-Term Incentive Program (the "Executive Officer STIP"); our Short-Term Incentive Program (the "STIP"); and the Best Buy Fourth Amended and Restated Deferred Compensation Plan (the "Deferred Compensation Plan"). We also maintain the Best Buy Retirement Savings Plan (the "Retirement Savings Plan"), which is a defined contribution retirement plan in which substantially all U.S.-based employees, including our executive officers, are eligible to participate. Finally, we sponsor the Best Buy Co., Inc. 2003 Employee Stock Purchase Plan (the "ESPP"), which is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code").

Our Chairman of the Board is not eligible to receive annual or long-term incentive compensation other than stock options granted annually to our directors. His compensation is described in Certain Relationships and Related Party Transactions — Richard M. Schulze on page 27.

Executive Compensation Philosophy

Our executive compensation programs are guided by the following principles:

  •
  Compensation should be directly and materially linked to increasing shareholder value;

  •
  Compensation should be fairly balanced between cash and equity-based components to create strong individual motivation and alignment with shareholder interests;

  •
  Compensation should be competitive in order to attract and retain superior management talent;

  •
  The ratio of variable to fixed compensation should increase with the level of responsibility within the organization; and

  •
  Compensation should reflect performance against external benchmarks and attainment of internal goals.

Consistent with these principles, the compensation of our executive officers is weighted toward annual incentives and long-term incentives. The mix of base salary, annual incentives and long-term incentives is consistent with our philosophy of providing competitive compensation overall and enhanced compensation for superior performance.

The committee annually reviews and evaluates the compensation and benefits of our executive officers. In its review, the committee considers market compensation and benefits data from a variety of sources, including our peer group of companies and several national compensation surveys. The data from these sources and our compensation programs are reviewed by an independent compensation consultant, retained by the committee. This review ensures that the market data represent companies with which we compete for business and executive talent, and that our compensation programs are in line with our stated objectives and market conditions.

Executive Compensation Programs

The components of our executive officer compensation, which are subject to the discretion of the committee on an individual basis, include base salary, an annual incentive, long-term incentives, broad-based employee benefits and miscellaneous perquisites. We believe the sum of these components provides a total compensation package that is comparable to that provided at our peer group of companies, and at comparable companies within the retail industry and general industry.

Base Salary.    The committee generally determines base salary levels for executive officers early in the fiscal year, with pay changes becoming effective during the first quarter of each fiscal year. Salaries are established by considering the following factors: i) the range of base pay for the position or a similar position as reported by companies within our defined competitive market; ii) individual performance for the prior year; iii) overall company performance for the prior year; and iv) additional responsibilities assigned to the position based on individual skills, experience and the leadership needs of our core, emerging and new businesses. Base salaries for our executive officers are generally set at the 50th percentile of salaries reported in the market data for comparable positions.

Annual Incentive.    For fiscal 2005, our executive officers received performance-based short-term incentive awards, pursuant to the Executive Officer STIP. These awards, payable in cash, were expressed as a percentage of each executive officer's base salary. The short-term incentive targets for our Chief Executive Officer and our Vice Chairman (previously our President and Chief Operating Officer) were 150% and 100% of base salary, respectively. For all other executive officers, the incentive targets ranged from 65% to 75% of base salary. The incentive targets were determined based on each executive officer's level of responsibility compared externally to the competitive market data and internally relative to other executive officers.

These incentive awards were based on three performance factors: i) actual company Economic Value Added ("EVA®") performance as compared with a goal approved by the committee; ii) actual company performance as compared with goals approved by the committee regarding our selling, general and administrative expenses ("SG&A") rate, operating income rate, customer centricity store revenue, return on invested capital ("ROIC"), customer loyalty improvement ("Loyalty") and employee engagement ("Viewpoint"); and iii) individual performance based on achieving goals related to each executive officer's operational or functional responsibilities. Based on actual performance compared with specific established goals, award recipients could earn an incentive amount from 0% to 200% of their incentive target.

EVA measures the amount by which our after-tax profits, after certain adjustments, exceed our cost of capital. All short-term incentive awards were subject to the attainment of a minimum level of total company EVA performance. We believe our use of EVA as a primary incentive factor demonstrates our commitment to linking executive compensation with increasing shareholder value.

Long-Term Incentives: Annual Awards.    Under the LTIP, we make annual stock option and performance-based restricted stock awards to our executive officers and other eligible employees in the third quarter of each fiscal year. The objectives of the LTIP are to encourage long-term performance and employee ownership of our stock. All awards granted pursuant to the LTIP were made under the 2004 Omnibus Plan.

In fiscal 2005, we awarded non-qualified stock option awards pursuant to the LTIP. The stock options have a term of ten years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the date of grant. The option exercise price is equal to the closing price of our Common Stock, as quoted on the NYSE, on the grant date.

In fiscal 2005, we also made performance-based restricted stock awards pursuant to the LTIP. The awards will vest after a three-year incentive period if our Common Stock achieves a certain total shareholder return ("TSR") as compared to the TSR of companies that comprise the Standard & Poor's 500 Index (the "Broad

Market Index"). TSR is the compound annual growth rate that shareholders receive on their investment, including both paid dividends and stock price appreciation. The following is a summary of restricted stock award vesting based on varying levels of Best Buy TSR performance in relation to the TSR performance of the Broad Market Index:

Best Buy TSR Versus TSR of Broad Market Index Over 3-Year Incentive Period	% of Restricted Stock Award that will Vest

TSR Above the 75th Percentile	100%-200%
TSR Between the 50th and 75th Percentile	1%-99%
TSR Below the 50th Percentile	0%

Eligibility for awards under the LTIP is limited to executive officers, senior management employees, corporate and field management employees, and store managers—totaling approximately 2,800 employees. As described below, no LTIP awards were made to our Chief Executive Officer in fiscal 2005. The fiscal 2005 LTIP award for our Vice Chairman (previously our President and Chief Operating Officer) was delivered entirely in the form of stock options. For all other executive officers, three-fourths of the total LTIP award value in fiscal 2005 was in the form of stock options, with the remainder in the form of restricted stock. For all other LTIP participants, half of the total award value was in the form of stock options and half was in the form of restricted stock. The mix of stock options and restricted stock is intended to achieve an appropriate balance between risk and reward.

The amount of LTIP awards for executive officers is generally set between the 50th to 60th percentile of grant practices, on an expected value basis, of our peer group of companies, as well as comparable companies within the retail industry and general industry. The specific amount of an executive officer's award is proposed by management based on the officer's position, an assessment of his or her talent, and his or her demonstration of company values. The proposed awards to LTIP participants are subject to review and approval by the committee.

Long-Term Incentives: Special Awards.    In addition to the annual awards of non-qualified stock options for fiscal 2005 made pursuant to the LTIP, the committee approved a discretionary award of options to purchase 591,700 shares of our Common Stock to 2,014 employees for special achievements. The discretionary stock option grants were made under the 2004 Omnibus Plan with the same terms and conditions applicable to the annual stock option awards. Of the total discretionary options granted during fiscal 2005, options to purchase 3,665 shares were granted to executive officers.

Fiscal 2006 Incentives

Annual Incentive.    On April 18, 2005, the committee approved performance-based short-term incentive awards for our executive officers, conditioned on the achievement of specified performance goals for fiscal 2006. The awards were made pursuant to the Executive Officer STIP under the 2004 Omnibus Plan.

The short-term incentive awards are conditioned on three performance goals: i) actual company EVA performance for fiscal 2006 compared with a goal approved by the committee; ii) actual company performance as compared with goals approved by the committee regarding our fiscal 2006 operating income rate, customer centricity store revenue, customer loyalty scores and employee turnover improvement; and iii) individual performance based on achieving fiscal 2006 goals related to each executive officer's operational or functional responsibilities.

The actual incentive amount for each executive officer, payable in cash, will be an amount ranging from 0% to 200% of the executive officer's short-term incentive target, based on actual performance compared with the specific goals established by the committee. The short-term incentive targets for our Chief Executive Officer and our Vice Chairman (previously our President and Chief Operating Officer) are 150% and 100% of base salary, respectively. For all other executive officers, the short-term incentive targets range from 65% to 75% of base salary.

Long-Term Incentives.    In fiscal 2006, we intend to continue to award a mix of non-qualified stock options and performance-based restricted stock awards pursuant to the LTIP under the 2004 Omnibus Plan to our executive officers. For our Chief Executive Officer and our Vice Chairman (previously our President and Chief Operating Officer), the fiscal 2006 long-term incentives are all expected to be in the form of stock options. For our other executive officers, three-fourths of the long-term incentives are expected to be in the form of stock options and the remainder are expected to be in the form of restricted stock awards with performance-based vesting over a three-year period. We expect that the classes of eligible employees in fiscal 2006 will be the same as the classes of eligible employees in fiscal 2005.

Chief Executive Officer Compensation

Mr. Anderson has served as our Vice Chairman and Chief Executive Officer since June 2002. The base salary, annual incentive and long-term incentives paid to Mr. Anderson in fiscal 2005 were determined in accordance with the guidelines described above, and his compensation consists of the same elements as all other executive officers. The committee's process for evaluating the Chief Executive Officer's performance includes a self-evaluation and a performance evaluation by both the committee and the Board of the Chief Executive Officer's performance against specific financial, non-financial and strategic goals. After the committee discusses these evaluations, the overall performance evaluation is finalized and the Chairman of the committee reviews the results and commentary with the Chief Executive Officer.

Base Salary.    The committee set Mr. Anderson's base salary at $1,127,880, effective May 2004. This was an increase from his previous base salary of $1,084,500, and was based on our Executive Compensation Philosophy, which is described on page 18, and Mr. Anderson's performance against established goals for fiscal 2004. These goals included EVA growth, revenue growth, TSR and operating income rate.

Annual Incentive.    Mr. Anderson's annual incentive compensation for fiscal 2005 was determined by the performance-based incentive award he received pursuant to the Executive Officer STIP under the 2004 Omnibus Plan. The performance factors used to determine his incentive award are described beginning on page 19. With respect to the EVA, SG&A rate, operating income rate, and customer centricity store revenue and ROIC factors, our actual results for fiscal 2005 exceeded the minimum required levels of performance but did not meet the level needed to earn the full incentive target. With respect to the Loyalty and Viewpoint factors, we met or exceeded the established target levels of performance. Our fiscal 2005 results and Mr. Anderson's individual performance, as determined by the committee, resulted in an overall incentive multiplier of 0.72, or 72% of the incentive target. The amount of the annual incentive earned by Mr. Anderson was $1,210,302 and was paid in cash in May 2005.

Long-Term Incentives.    In lieu of granting Mr. Anderson an LTIP award in fiscal 2005, the committee honored his request to contribute options to purchase 200,000 shares to a discretionary award pool. The committee used the options that would have otherwise been awarded to Mr. Anderson to grant stock option awards, at its sole discretion, to non-executive employees as described on page 20 under Long-Term Incentives: Special Awards. As explained more generally above with respect to all executive officers, the committee awards long-term incentives to the Chief Executive Officer that fall within the 50th to 60th percentile of grant practices, on an expected value basis, of our peer group of companies and comparable companies within the retail industry and general industry.

We believe Mr. Anderson's total compensation for fiscal 2005 is in alignment with the compensation principles expressed in our Executive Compensation Philosophy, which is described on page 18. For fiscal 2005, we achieved 13% EVA growth, generated double-digit revenue growth, outperformed most consumer electronics retailers in comparable store sales, reduced our SG&A rate and sustained our customer loyalty scores. However, our TSR performance for fiscal 2005 was -2.2%, as compared with an average 7.0% TSR for the companies included in the Broad Market Index.

Perquisites

We prefer to compensate our executive officers in cash and equity rather than with perquisites. Consequently, the value of executive perquisites falls within the bottom quartile of the market data for comparable companies within the retail industry and the general industry. We reimburse our executive officers for tax preparation services and executive physicals. In addition, each of our Chairman of the Board, Chief Executive Officer and Vice Chairman (previously our President and Chief Operating Officer) receive a monthly car allowance of $500. Our leased aircraft are also available to executives, as well as other employees, for business travel. Our policy is to permit use of such aircraft on limited occasions by executives' family members as long as there is no incremental cost to us. In all cases, the perquisites provided to any executive officer do not exceed the lesser of $50,000 or 10% of the executive officer's base salary.

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers and directors. Each officer must own the number of shares of our Common Stock that is equivalent in value to: i) five times base salary for the Chairman of the Board and the Chief Executive Officer; ii) four times base salary for the Vice Chairman (previously our President and Chief Operating Officer); iii) three times base salary for Executive Vice Presidents and Presidents of our subsidiaries; iv) two times base salary for Senior Vice Presidents; and v) one times base salary for Vice Presidents. In addition, our non-employee directors are required to own the number of shares of Common Stock that is equivalent in value to five times their annual cash retainer. Newly appointed directors and officers have five years from the date of appointment to achieve the applicable level of stock ownership. The committee regularly reviews with management the executive officers' compliance with the targeted level of stock ownership. Based on these reviews, the committee is satisfied with the executive officers' fiscal 2005 compliance with their individual ownership targets.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless such compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. The committee expects that all performance-based compensation paid in fiscal 2005 to our executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1 million qualify as performance-based compensation pursuant to the provisions of Section 162(m).

The committee believes that it is important to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Therefore, we have taken such actions as may be necessary under Section 162(m) to continue to qualify for all available tax deductions related to executive compensation.

  COMPENSATION AND HUMAN
  RESOURCES COMMITTEE

  Frank D. Trestman, Chairman
  Kathy J. Higgins Victor
  James C. Wetherbe

Summary Compensation Table

The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by our Chief Executive Officer and the other four most highly compensated executive officers.

Long-Term Compensation
		Annual Compensation(1)		Number of Securities Underlying Options	Restricted Stock Awards(3)
	Fiscal Year							All Other Compensation(4)
Name and Title		Base Salary	Bonus(2)

Bradbury H. Anderson Vice Chairman and Chief Executive Officer	2005 2004 2003	$1,120,372 1,078,529 951,865	$1,210,302 2,090,078 682,343	— — 300,000	$	— — —		$9,325 6,951 13,956
Richard M. Schulze Founder and Chairman of the Board	2005 2004 2003	1,000,000 1,000,000 1,017,308	— — 903,750	— — 127,500		— — —		11,683 11,179 29,901
Allen U. Lenzmeier Vice Chairman	2005 2004 2003	853,478 821,626 800,000	648,805 955,335 411,400	100,000 100,000 200,000		— — —		12,040 11,763 13,603
Darren R. Jackson Executive Vice President — Finance and Chief Financial Officer	2005 2004 2003	514,136 479,129 395,385	293,139 668,708 246,090	31,500 31,500 63,725		289,223 1,936,245 —	(5) (6)	6,026 5,930 7,575
Brian J. Dunn President — Retail, North America	2005 2004 2003	485,444 395,713 364,952	253,901 419,469 232,580	31,500 34,500 63,725		289,223 341,435 —	(7) (8)	6,267 4,985 498
(1)
Our Deferred Compensation Plan allows certain employees to defer a portion of their base salary and cash bonuses. Prior to January 1, 2004, this plan also provided for employer matching contributions which, when combined with the employer match under our Retirement Savings Plan, did not exceed the maximum allowable employer contribution under federal law. Amounts shown as Base Salary and Bonus are before any deferrals.

(2)
For fiscal 2005, all of our executive officers participated in our Executive Officer STIP. The Executive Officer STIP is described in Compensation and Human Resources Committee Report on Executive Compensation, beginning on page 18. For fiscal 2004, our Chief Executive Officer and our Vice Chairman (previously our President and Chief Operating Officer) participated in the Executive Officer STIP, while our other executive officers participated in our STIP. For fiscal 2003, all of our executive officers participated in a shareholder-approved incentive compensation plan pursuant to which incentives were determined based on our EVA achievement and achievement of individual performance goals.

(3)
Reflects shares issued under our 2000 Restricted Stock Award Plan, as amended, or our 2004 Omnibus Plan. The value of restricted stock awards was calculated by multiplying the closing price as quoted on the NYSE of Best Buy Common Stock on the date of award by the number of shares awarded. Values are reported at target payout levels, but higher or lower payouts are possible. These restricted stock awards are entitled to receive dividend payments.

As of February 25, 2005, the last trading day of fiscal 2005, the aggregate number and value of unvested restricted stock holdings, based on the market value of Best Buy Common Stock on that date, were as follows: Mr. Jackson — 35,500 shares, $1,834,995; and Mr. Dunn — 11,000 shares, $568,590.

(4)
Includes the portions of premiums paid by us for life insurance coverage exceeding $50,000 ("A"), our contribution to the executive's Retirement Savings Plan account ("B"), our contributions to the executive's Deferred Compensation Plan account ("C"), and the premiums paid by us for split-dollar life insurance ("D"), as follows:

	Fiscal Year	"A"	"B"	"C"		"D"

Bradbury H. Anderson	2005 2004 2003	$4,902 2,779 1,146	$4,423 4,172 4,943	$	— — 867	$	— — 7,000
Richard M. Schulze	2005 2004 2003	7,524 7,219 3,290	4,159 3,849 2,887		— 111 2,424		— — 21,300
Allen U. Lenzmeier	2005 2004 2003	7,524 7,124 2,143	4,516 4,208 4,435		— 431 2,025		— — 5,000
Darren R. Jackson	2005 2004 2003	815 947 449	5,211 2,478 1,599		— 2,505 5,528		— — —
Brian J. Dunn	2005 2004 2003	840 867 498	5,427 4,118 —		— — —		— — —
(5)
The amount is comprised of the fiscal 2005 incentive of 5,250 shares of restricted stock with performance-based vesting awarded pursuant to our Long-Term Incentive Program, which shares will vest after a three-year incentive period beginning on the award date of October 11, 2004, if our Common Stock achieves a certain total shareholder return.

(6)
The amount is comprised of the fiscal 2004 incentive of: i) 5,250 shares of restricted stock with performance-based vesting awarded pursuant to our Long-Term Incentive Program, which shares will vest after a three-year incentive period beginning on the award date of November 3, 2003, if our Common Stock achieves a certain total shareholder return; ii) 20,000 shares of restricted stock that will vest after a three-year incentive period beginning on the award date of December 4, 2003, if we achieve a stated Company performance goal; iii) 2,500 shares of restricted stock that vested immediately on the award date of December 4, 2003; and iv) 7,500 shares of restricted stock that vest in three equal annual installments beginning on December 4, 2004.

(7)
The amount is comprised of the fiscal 2005 incentive of 5,250 shares of restricted stock with performance-based vesting awarded pursuant to our Long-Term Incentive Program, which shares will vest after a three-year incentive period beginning on the award date of October 11, 2004, if our Common Stock achieves a certain total shareholder return.

(8)
The amount is comprised of the fiscal 2004 incentive of 5,750 shares of restricted stock with performance-based vesting awarded pursuant to our Long-Term Incentive Program, which shares will vest after a three-year incentive period beginning on the award date of November 3, 2003, if our Common Stock achieves a certain total shareholder return.

Stock Option Grants in Fiscal 2005

The following table summarizes the options granted to the Chief Executive Officer and the four other most highly compensated executive officers of Best Buy during the fiscal year ended February 26, 2005. They also show the value of all options held by these individuals at the end of fiscal 2005.

	Individual Grants
			% of Total Options Granted to Employees in Fiscal 2005
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options			Exercise Price ($/Share)
					Expiration Date
						5%	10%

Bradbury H. Anderson	—		—	—	—	—	—
Richard M. Schulze	7,500	(1)	0.20%	$53.00	4-18-14	$250,000	$634,000
Allen U. Lenzmeier	100,000	(2)	2.65	55.09	10-10-14	3,465,000	8,780,000
Darren R. Jackson	31,500	(2)	0.83	55.09	10-10-14	1,091,000	2,766,000
Brian J. Dunn	31,500	(2)	0.83	55.09	10-10-14	1,091,000	2,766,000

The price of one share of Best Buy Common Stock acquired at $53.00 and $55.09 would equal approximately $86.33 and $89.74, respectively, when compounded at 5% over a 10-year term, and $137.47 and $142.89, respectively, when compounded at 10% over a 10-year term.

(1)
Number of shares issuable upon the exercise of options granted on April 19, 2004, under the Best Buy Co., Inc. 1997 Directors' Non-Qualified Stock Option Plan, as amended. The options are fully exercisable as of the date of grant and have a 10-year term.

(2)
Number of shares issuable upon the exercise of options granted on October 11, 2004, under the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan. The options are exercisable 25% per year beginning one year after the date of grant and have a 10-year term.

Option Exercises During Fiscal 2005 and Value of Options at End of Fiscal 2005

			Number of Securities Underlying Unexercised Options at End of Fiscal 2005		Value of Unexercised In-the-Money Options at End of Fiscal 2005(1)
	Shares Acquired on Exercise
		Realized Value(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Bradbury H. Anderson	—	—	1,736,250	206,250	$54,917,213	$1,733,438
Richard M. Schulze	480,000	$22,721,232	1,140,000	157,500	10,072,463	1,398,338
Allen U. Lenzmeier	225,000	10,923,750	494,375	303,125	4,079,106	1,018,469
Darren R. Jackson	—	—	131,705	95,145	1,572,724	358,719
Brian J. Dunn	32,343	1,518,647	90,737	97,395	957,985	358,719
(1)
Value based on the market value of Best Buy Common Stock on the date of exercise or at the end of fiscal 2005, as applicable, minus the exercise price.

Equity Compensation Plan Information

The following table provides information about Best Buy Common Stock that may be issued under our equity compensation plans as of February 26, 2005.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price	Securities Available for Future Issuance(2)

Equity compensation plans approved by security holders	26,798,962	$40.05	15,916,212
Equity compensation plans not approved by security holders	NA	NA	NA

Total	26,798,962	$40.05	15,916,212

(1)
Includes options held by certain employees of our former Musicland business resulting from the conversion of Musicland options into options to purchase Best Buy Common Stock. These options were fully vested at the time of conversion, do not terminate upon termination of employment with us and expire based on the remaining option term of up to 10 years. These options did not reduce the shares available for grant under any of our other option plans.

(2)
Includes 4.2 million shares of Best Buy Common Stock which have been reserved for issuance under the Best Buy Co., Inc. 2003 Employee Stock Purchase Plan.

Retirement Plans

Our Retirement Savings Plan is intended to meet the requirements of Section 401(k) of the Code. The Retirement Savings Plan is available to employees of Best Buy and its participating subsidiaries who are at least 18 years of age and have at least 60 days of continuous employment. In addition, the employees must work at least 32 hours per week or work fewer than 32 hours per week and have completed at least 1,000 hours of service in a 12-month period. Eligible employees may choose to contribute up to 50% of their pre-tax earnings, subject to certain limitations. Employee contributions vest immediately.

We match employee contributions at rates as determined from time to time by the Board. During the fiscal year ended February 26, 2005, the employer match was 50% of the first 5% of participating employees' pre-tax earnings. The employer matching contributions vest according to a five-year schedule. For fiscal 2005, the total matching contribution was $14 million, including $23,736 in the aggregate for the Chief Executive Officer and the four other most highly compensated executive officers.

Although we currently intend to continue the Retirement Savings Plan, as well as to make matching contributions, the Board may terminate the plan or discontinue the matching contribution at its sole discretion. If the Retirement Savings Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by us up to that time. JPMorgan Chase has served as the trustee for the Retirement Savings Plan since April 1, 2004.

One of our subsidiaries, Best Buy Canada Ltd., has a separate retirement plan for its employees. Employees of Best Buy Canada Ltd. are not eligible to participate in the Retirement Savings Plan.

Deferred Compensation Plan

We sponsor a non-qualified, unfunded Deferred Compensation Plan. This plan is administered by the committee. Only certain management and other highly compensated employees, as determined by the committee at its sole discretion, and members of the Board can participate in this plan. A participant may elect to defer up to 75% of his or her base salary and 100% of his or her incentive compensation and/or director fees. Prior to January 1, 2004, the Deferred Compensation Plan provided for employer matching contributions which, when combined with employer matching contributions under the Retirement Savings Plan, did not exceed the maximum allowable employer contribution under federal law. Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of the investment options offered under the Deferred Compensation Plan and elected by the participants. Investment options do not represent actual investments, but rather a measurement of performance.

Participants in the Deferred Compensation Plan can elect to receive distributions from the plan at retirement or earlier as permitted by the plan. Participants are fully vested in their contributions and vest in any employer contributions according to a five-year schedule provided in the Deferred Compensation Plan. We discontinued the employer matching contribution to this plan, effective January 1, 2004. If the Deferred Compensation Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by us up to that time. In the event of bankruptcy, the assets of this plan are available to satisfy the claims of general creditors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Richard M. Schulze

In June 2002, Richard M. Schulze, a Founder of Best Buy and our Chairman of the Board, relinquished his duties as our Chief Executive Officer. At that time, we entered into an arrangement with Mr. Schulze to pay him an annual salary of $1 million, with annual increases based on the consumer price index, for as long as he is physically and mentally proficient to act as Chairman, subject to his election as a director by our shareholders. We reimburse Mr. Schulze for business-related expenses. During the fiscal year ended February 26, 2005, we also reimbursed him approximately $11,000 in the aggregate for an automobile expense allowance and a country club membership. We also provide health insurance benefits for Mr. Schulze and his spouse. Mr. Schulze continues to participate in our Deferred Compensation Plan and is eligible to receive the stock options granted annually to our directors. Mr. Schulze is not eligible to participate in any of our other incentive compensation programs or the Employee Stock Purchase Plan.

We lease two of our U.S. Best Buy stores from Mr. Schulze. Aggregate rents paid for the two stores leased from Mr. Schulze during fiscal 2005, were approximately $950,000. The leases include escalation clauses and one provides for percentage rent based on gross sales. The leases expire in 2006, but can be renewed through 2021 at our option. We entered into both of the real estate leases with Mr. Schulze prior to 1990, and the Board negotiated and approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board decided that these real estate leases were in our best interest.

We have a policy of not participating in real estate transactions with officers, directors, controlling persons and other insiders unless they are approved by the members of the Board who have no financial interest in the transaction. Prior to Board approval, the Finance and Investment Policy Committee must first determine that any real estate transaction with an insider has terms that are competitive with terms available from unaffiliated third parties.

We also lease, on a non-exclusive basis, airplanes from a corporation owned by the Richard M. Schulze Revocable Trust, of which Mr. Schulze is a trustee. Periodically, the Board reviews the terms of the lease agreement to ensure that they are no less favorable than terms available from unaffiliated third parties. We pay an hourly rate for use of the airplanes, without any required fractional ownership. Our senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. The total amount paid to Mr. Schulze's corporation for use of the airplanes during fiscal 2005 was approximately $380,000.

We purchase certain store fixtures from Phoenix Fixtures, Inc. ("Phoenix"), a company owned by Mr. Schulze's brother. The decision to conduct business with Phoenix was based on both qualitative and quantitative factors including product quality, pricing, customer service and design flexibility. The Board reviewed our transactions with Phoenix and determined that the transactions were at arm's length and that Phoenix provides significant advantages with respect to service and delivery. Accordingly, the Board has approved the transactions and our continued business dealings with Phoenix. The total amounts paid to Phoenix during fiscal 2005 were approximately $20 million.

Susan S. Hoff, our Senior Vice President and Chief Communications Officer, is Mr. Schulze's daughter. During fiscal 2005, Ms. Hoff received approximately $530,000 in base salary and short-term incentives, and was awarded options to purchase 16,150 shares of Best Buy Common Stock at a price of $55.09 per share and

2,755 restricted shares. The stock options expire in October 2014, and the restricted shares vest over a three-year period in a range from 0% to 200% based on our achievement of certain performance goals during such period.

Before his resignation in December 2004, Duane D. Hoff served as our Vice President — Business Development. Mr. Hoff is Mr. Schulze's son-in-law. During fiscal 2005, Mr. Hoff received approximately $160,000 in base salary and short-term incentives and was awarded options to purchase 5,985 shares of Best Buy common stock at a price of $55.09 per share and 950 restricted shares. The stock options and the restricted shares were canceled upon his resignation.

Mr. Schulze's family members were compensated at levels comparable to the compensation paid to non-family members in similar positions.

Ronald James

Ronald James, a director, is president and chief executive officer of the Center for Ethical Business Cultures ("CEBC"). CEBC is an independent, non-profit organization affiliated with the University of St. Thomas. In May and June of 2004, CEBC provided ethics training for our management team. We paid CEBC approximately $44,000, including reimbursement for out-of-pocket expenses, in exchange for training services and materials. We do not intend to engage CEBC for further training services during Mr. James' tenure on the Board. In addition, we have been a corporate member of CEBC since 1998 and have paid annual membership dues of $7,500 per year. Through our membership, we are able to share ideas and exchange information, such as best practices for fostering and promoting ethical responsibility, with other CEBC corporate members. The total amount paid to CEBC during fiscal 2005 was approximately $51,000.

Elliot S. Kaplan

Elliot S. Kaplan, a director, is a partner with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. ("RKMC"), which serves as our primary outside general counsel. The Board periodically reviews the fees paid to RKMC to ensure that they are competitive with fees charged by other law firms comparable in size and expertise. We paid approximately $5.5 million in legal fees to RKMC during the fiscal year ended February 26, 2005. In addition, RKMC earned a contingent fee of $5.6 million in connection with the settlement of our claims against two credit card companies, which we believe resulted in a significantly greater recovery for us than we would have received if we had not opted out of a related class action lawsuit against the same defendants. The Board had approved the transactions with RKMC and our continued business dealings with the firm.

Jane K. Kirshbaum is employed with us as Senior Corporate Counsel and is Mr. Kaplan's daughter. During fiscal 2005, Ms. Kirshbaum received approximately $165,000 in base salary and short-term incentives, and was awarded options to purchase 1,365 shares of Best Buy Common Stock at a price of $55.09 per share and 630 restricted shares. The stock options expire in October 2014, and the restricted shares vest over a three-year period in a range from 0% to 200% based on our achievement of certain performance goals during such period.

Before his resignation in March 2005, Michael J. Stillman was employed with us as Director — Business Group Manager. Mr. Stillman is Mr. Kaplan's stepson. During fiscal 2005, Mr. Stillman received approximately $260,000 in base salary and short-term incentives, and was awarded options to purchase 3,495 shares of Best Buy Common Stock at a price of $55.09 per share and 690 restricted shares. The stock options and the restricted shares were canceled upon his resignation.

Mr. Kaplan's family members were compensated at levels comparable to the compensation paid to non-family members in similar positions.

Matthew H. Paull

Matthew H. Paull, a director, is corporate senior executive vice president and chief financial officer of McDonald's Corporation. In June 2004, we entered into a co-marketing agreement with McDonald's. The co-marketing agreement required us to provide coupons and gift cards redeemable for Best Buy merchandise and services in exchange for promotional advertising in which our tradename and logo were featured. The approximate retail value of coupons and gift cards redeemed in connection with the promotion was $1.8 million. We had entered into a similar co-marketing agreement with McDonald's in fiscal 2004, and we may engage in similar promotional activities with McDonald's in the future.

Robert A. Willett

Robert A. Willett is our Executive Vice President — Operations. Prior to joining us, Mr. Willett was the global managing partner for the retail practice at Accenture and a member of Accenture's executive committee. In connection with his former employment, Mr. Willett acquired shares of Accenture Class A common stock. We have routinely engaged Accenture as an outside consultant since 1996. In 2004, we engaged Accenture to assist us with improving our operational capabilities and reducing our costs in the human resources and information technology areas. Mr. Willett sold all of his shares of Accenture Class A common stock on January 26, 2005.

BEST BUY STOCK COMPARATIVE PERFORMANCE GRAPH

The information contained in this Best Buy Stock Comparative Performance Graph section shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The graph below compares the cumulative total shareholder return on Best Buy Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index (the "Broad Market Index"), of which we are a component, and the Standard & Poor's Retailing Group Industry Index (the "S&P Retail Index"), of which we are a component. The S&P Retail Index is a capitalization-weighted index of domestic equities traded on the NYSE, the American Stock Exchange and NASDAQ, and includes high-capitalization stocks representing the retail sector of the Broad Market Index.

The graph assumes an investment of $100 at the close of trading on February 25, 2000, the last trading day of fiscal 2000, in Best Buy Common Stock, the Broad Market Index and the S&P Retail Index.

Comparison of the Five-Year Cumulative Total Returns on Common Stock
of Best Buy Co., Inc., Broad Market Index and S&P Retail Index*

*
Cumulative Total Returns assumes dividend reinvestment.

Source: Research Data Group, Inc.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is comprised of four members and acts under a written charter adopted and approved by the Board. The committee's charter is posted on our Web site at www.BestBuy.com — under "Company Information," select the "For Our Investors" link and then the "Corporate Governance" link. All members of the committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, Matthew H. Paull, an independent director and a member of the Audit Committee, has been determined by the Board to be an audit committee financial expert for purposes of the SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.

The committee, on behalf of the Board, reviewed and discussed with both management and Ernst & Young LLP ("E&Y"), our independent registered public accounting firm for the fiscal year ended February 26, 2005, the annual audited financial statements for fiscal 2005, and the quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. These reviews included discussions with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communications with Audit Committees, and discussions with management about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The committee also discussed with E&Y its independence from management and Best Buy, and received the written disclosures and the letter from E&Y as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee reviewed all services provided by and the amount of fees paid to E&Y in fiscal 2005. In reliance on the reviews and discussions with management and E&Y, the committee believes that the services provided by E&Y were compatible with, and did not impair, its independence.

The committee met 17 times, including 11 times via conference call, during fiscal 2005. The committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The committee meetings include regular executive sessions with our independent registered public accounting firm, internal auditors and management. The committee also discusses with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board, and the Board approved, that the annual audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 26, 2005, as filed with the SEC.

Change in Certifying Accountant

On May 10, 2005, contemporaneously with the conclusion of the audit for our fiscal year ended February 26, 2005, E&Y was dismissed as our independent registered public accounting firm. We had previously announced that the committee and E&Y had determined that E&Y would be dismissed as our independent registered public accounting firm, effective at the conclusion of such audit. The reports of E&Y on our financial statements for the fiscal years ended February 26, 2005, and February 28, 2004, and on internal control over financial reporting as of February 26, 2005, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits for the two most recent fiscal years and through the date of dismissal, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in their reports on the financial statements for such fiscal years. During the two most recent fiscal years and through the date of dismissal, there have been no "reportable events," as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of E&Y are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Effective February 27, 2005, we engaged Deloitte & Touche LLP ("D&T") as our independent registered public accounting firm for fiscal 2006. The engagement of D&T was approved by the Audit Committee, and the full Board recommends that the shareholders ratify such appointment at the Meeting. See "Item 2 — Ratification of Appointment of Our Independent Registered Public Accounting Firm" on page 33.

During the two most recent fiscal years and prior to its engagement, we had not consulted with D&T regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, the committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, it is the policy of the committee to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to the independent registered public accounting firm during a fiscal year.

Each year, prior to engaging the independent registered public accounting firm, management submits to the committee for approval a list of services expected to be provided during that fiscal year within each of the two categories of services described below, as well as related proposed fees.

1.
Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

As appropriate, the committee then pre-approves the services and the related proposed fees. The committee requires the independent registered public accounting firm and management to report actual fees versus the proposal periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the committee pre-approves the additional services and related fees before engaging the independent registered public accounting firm to provide the additional services.

  AUDIT COMMITTEE

  Hatim A. Tyabji, Chairman
  Robert T. Blanchard
  Matthew H. Paull
  Frank D. Trestman

ITEM 2—RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE "AUDIT COMMITTEE REPORT" ON PAGES 31-32.

The Audit Committee appointed Deloitte & Touche LLP ("D&T") as our independent registered public accounting firm for the fiscal year that began February 27, 2005. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal year ended February 26, 2005, Ernst & Young LLP served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and non-audit services rendered by E&Y during fiscal years 2005 and 2004. The fees listed below were pre-approved by our Audit Committee pursuant to the committee's pre-approval policy described above:

Service Type	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$2,584,000	$1,011,000
Audit-Related Fees(2)	99,000	170,000
Tax Fees(3)(4)	—	150,000
All Other Fees	—	—

Total Fees Billed	$2,683,000	$1,331,000

(1)
Consists of fees for professional services rendered in connection with the audits of our financial statements for the fiscal years ended February 26, 2005, and February 28, 2004; the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; consultations on accounting matters; statutory audit filings; and SEC registration statements. The audit fees for fiscal 2005 include $1,163,000 for professional services rendered in connection with the audit of the effectiveness of our internal control over financial reporting, and attesting to management's assessment thereof, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Consists of fees for specific additional audit-related procedures with respect to our accounting for income taxes and for one of our subsidiaries, as well as the audits of our Retirement Savings Plan and the Best Buy Children's Foundation. In addition, the audit-related fees for fiscal 2004 include fees for professional services rendered in connection with the review of documentation of our internal control over financial reporting.

(3)
Consists of fees for tax advisory services in connection with the preparation of amended tax returns; claims for refund; tax planning; and tax audits and appeals.

(4)
In fiscal 2003, we adopted a policy pursuant to which our independent registered public accounting firm could no longer be engaged to provide services which were not audit or audit-related services, except that E&Y could complete tax and other projects for which it had already been engaged. Also, in exceptional circumstances and using stringent standards in its evaluation, the Audit Committee may authorize exceptions to the foregoing policy permitting the independent registered public accounting firm to provide tax services when it would be inefficient or ineffective to use another tax service provider. However, the Audit Committee's intention is to not engage our independent registered public accounting firm for tax advisory services in the future.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year that began on February 27, 2005.

If the appointment of D&T is not ratified by the shareholders, the Audit Committee is not required to appoint another independent registered public accounting firm. However, the committee will give consideration to an unfavorable vote.

OTHER BUSINESS

Management and the Board are not aware of any other items of business that will be addressed at the Meeting. If any other items of business are properly brought before the Meeting, the Proxy Agents will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING

Any shareholder proposal intended to be presented for consideration at the 2006 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received at our principal executive offices at 7601 Penn Avenue South, Richfield, Minnesota 55423, no later than January 21, 2006. Any shareholder proposal received after that date and intended to be presented for consideration at the 2006 Regular Meeting of Shareholders though not included in our proxy statement will be considered untimely if received after April 6, 2006. In the event of an untimely proposal, our designated Proxy Agents may have discretionary authority to vote on such proposal.

                        By Order of the Board of Directors

                        Elliot S. Kaplan
                         Secretary

Dated: May 20, 2005

7601 PENN AVENUE SOUTH RICHFIELD, MN 55423	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to vote the shares and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the Web site and follow the instructions.

 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by BEST BUY CO., INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

 VOTE BY PHONE (WITHIN THE U.S. OR CANADA)—
1-800-690-6903
Use any touch-tone telephone to vote the shares until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

 VOTE BY MAIL
Mark, sign and date your proxy card, and return it in the postage-paid envelope we have provided or return it to BEST BUY CO., INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BEST BUY CO., INC.
This proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
1.	Election of six Class 2 Directors— 01) Ronald James, 02) Elliot S. Kaplan, 03) Matthew H. Paull, 04) Richard M. Schulze, 05) Mary A. Tolan, and 06) Hatim A. Tyabji	For All ☐	Withhold All ☐	For All Except* ☐	*To withhold authority to vote for any nominee(s), mark "For All Except" and write the nominee's number on the line below.
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.	For ☐	Against ☐	Abstain ☐
In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the Meeting.

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.
For comments, check box to the right, and note on the reverse side. ☐

HOUSEHOLDING ELECTION—Please indicate if you consent to receive future proxy materials and other investor communications in a single package per household. If you consent, Best Buy will send a single package per household until you revoke your consent by notifying Investor Relations at the address listed above. Best Buy will start sending you individual copies of investor communications within 30 days of your revocation.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BEST BUY CO., INC.
REGULAR MEETING OF SHAREHOLDERS
9:30 a.m., Central Daylight Time, on Thursday, June 23, 2005

Dear Best Buy Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

Vote on the Internet:	Go to www.proxyvote.com and follow the prompts.
Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.
(If you vote on the Internet or by telephone, please do not mail your proxy card.)

Receive Future Shareholder Materials Electronically:

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will provide all future proxy voting materials and annual reports to you electronically. Shareholders of record may enroll for electronic delivery of future Best Buy shareholder materials after you vote these shares on the Internet at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

--------------------------------------------------------------------------------------------------------------------

PROXY	BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

 This Proxy is Solicited on Behalf of the Board of Directors
for use at the Regular Meeting of Shareholders to be held on June 23, 2005	PROXY

The undersigned appoint(s) Richard M. Schulze and/or Elliot S. Kaplan, each with the power of substitution, as his or her proxies ("Proxy Agents") to vote as directed on the reverse side of this proxy or pursuant to instructions provided via the Internet or by telephone, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 25, 2005, at the Regular Meeting of Shareholders to be held on Thursday, June 23, 2005, at 9:30 a.m., Central Daylight Time, at the Best Buy Corporate Campus Theater, 7601 Penn Avenue South, Richfield, Minnesota, or any postponement or adjournment of the Meeting. The undersigned acknowledges receipt of the Notice of 2005 Regular Meeting of Shareholders and the Proxy Statement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1 AND 2 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
If you are voting by mail, please mark, sign, date and return this proxy card promptly using the enclosed envelope.
Comments:

(If you noted comments above, please mark corresponding box on the reverse side.)
(Continued on the reverse side.)

QuickLinks

GENERAL INFORMATION
  Background
  Voting Procedure
  Proxy Solicitation
CORPORATE GOVERNANCE AT BEST BUY
  Committees of the Board
  Board Meetings and Attendance
  Director Nomination Process
  Director Independence
  Executive Sessions of Non-Management Directors
  Communications with the Board of Directors
  Director Orientation and Continuing Education
  Compensation of Directors
  Directors' Non-Qualified Stock Option Plan
ITEM 1—ELECTION OF DIRECTORS
  General Information
  Board Structure
  Voting Information
  Board Voting Recommendation
  Nominees and Directors
  Legal Proceedings
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
  Compensation and Human Resources Committee Report on Executive Compensation
  Summary Compensation Table
  Stock Option Grants in Fiscal 2005
  Option Exercises During Fiscal 2005 and Value of Options at End of Fiscal 2005
  Equity Compensation Plan Information
  Retirement Plans
  Deferred Compensation Plan
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
BEST BUY STOCK COMPARATIVE PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
  Change in Certifying Accountant
  Pre-Approval Policy
ITEM 2—RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLC ACCOUNTING FIRM
  Principal Accountant Fees and Services
  Board Voting Recommendation
OTHER BUSINESS
PROPOSALS FOR THE NEXT REGULAR MEETING